Exhibit 99

News
PPG Media Contact:
Mark Silvey
Corporate Communications
silvey@ppg.com

PPG Investor Contact:
Alex Lopez
Investor Relations
+1-412-434-3466
alejandrolopez@ppg.com
investor.ppg.com

Leon Topalian joins PPG board of directors

PITTSBURGH, April 21, 2025 – PPG (NYSE:PPG) today announced that Leon J. Topalian, chair, president and chief executive officer of Nucor Corporation, has been elected to PPG’s board of directors, effective July 16, 2025. Topalian will serve on the Audit Committee and the Sustainability and Innovation Committee of PPG’s board.

During his nearly 30 years with Nucor, the largest and most diversified steel and steel products producer in North America, Topalian has served as chair of the board of directors since 2022 and as president and chief executive officer since 2020. Previously, Topalian served as president and chief operating officer of Nucor from September 2019 to December 2019, as executive vice president of Beam and Plate Products from 2017 to 2019 and as vice president of Nucor from 2013 to 2017. Topalian began his career with Nucor as a Project Engineer at Nucor Steel Berkeley in 1996 where he advanced to leadership roles of increasing responsibility.

“PPG’s board of directors continually seeks to strengthen its expertise and capabilities to support PPG and its growth strategy,” said Michael W. Lamach, PPG lead independent director. “We are pleased to welcome Leon to the board, as his proven leadership and industry experience will further strengthen PPG and guide its strategic direction.”

“Leon brings nearly 30 years of experience in manufacturing and operations with a major industrial company that serves similar end-use markets as PPG,” said Timothy M. Knavish, PPG chairman and chief executive officer. “His leadership and extensive experience driving business growth will provide valuable expertise to PPG and our leadership team.”

PPG: WE PROTECT AND BEAUTIFY THE WORLD®
At PPG (NYSE:PPG), we work every day to develop and deliver the paints, coatings and specialty materials that our customers have trusted for more than 140 years. Through dedication and creativity, we solve our customers’ biggest challenges, collaborating closely to find the right path forward. With headquarters in Pittsburgh, we operate and innovate in more than 70 countries and reported net sales of $15.8 billion in 2024. We serve customers in construction, consumer products, industrial and transportation markets and aftermarkets. To learn more, visit www.ppg.com.

The PPG Logo, We protect and beautify the world are registered trademarks of PPG Industries Ohio, Inc.